EMPLOYMENT AGREEMENT

THIS AGREEMENT effective as of September 1, 2004 (the “Effective Date”) between HEALTHTRAC, INC., a company incorporated pursuant to the laws of Canada, having its principal place of business at 1300 Island Drive, Suite 105, Redwood City, California 94065 (the “Company”) and EDWARD SHARPLESS, an individual (herein called “Executive”).

RECITALS

A.            The Company desires to retain the services of the Executive as Chief Executive and President of the Company.

B.                 The Company further desires to retain the services of the Executive as President, Chief Executive Officer and Chairman of the Board of Directors of the Company’s, wholly owned subsidiary Healthtrac Corporation, a company incorporated pursuant to the laws of Nevada, having its principal place of business at 1300 Island Drive, Suite 105, Redwood City, CA 94065

C.            Executive, in accordance with the terms and conditions stated herein, is willing to be employed by the Company in the foregoing capacities.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (hereinafter collectively, “parties” and individually, a “party”) agree as follows:

1.     DUTIES AND PERFORMANCE

1.1.          Duties and Authority. The Executive shall report directly to the board of directors of the Company (the “Board”) and shall have all of the authority and responsibilities customarily afforded the Chief Executive and President of comparable companies, including, but not limited to: responsibility for all day-to-day activities of the Company and its subsidiaries; supervision of all other officers and employees of the Company and its subsidiaries; determination of hiring and firing Company employees, and the right to chair any and all committees formed for management purposes, with the corresponding rights to delegate such responsibilities as Executive deems appropriate (the “Duties”). Additionally, Executive shall be elected to the Board of the Company by the Board, and the Board will nominate Executive for election to the Board at each annual meeting of shareholders of the Company, so long as Executive is employed by the Company.  Further, Executive shall be elected Chairman of the Board of Directors of any subsidiaries of the Company for so long as Executive is employed by the Company.  Executive shall be permitted to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executive’s personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees.

1.2.          Performance. The Executive shall devote enough of his business time, energy, and skill to the affairs of the Company and its subsidiaries to faithfully, diligently and competently perform the Duties to the best of his ability.  Notwithstanding the foregoing, the Company agrees that so long as the Executive properly discharges the Duties, the Executive shall not be precluded from pursuing other business interests or holding positions in other companies which are non-competing.  The parties acknowledge that Executive shall be located in Redwood City, California or such other location in the City of San Francisco or the County of San Mateo or Santa Clara, provided that such location is the principal office of the Company  and is located within 30 miles of the current principal office of the Company.

1.3.          (a)            Indemnification and Director’s and Officer’s Insurance.  The Company covenants that its Articles of Incorporation and By-laws currently provide, or will be amended promptly hereafter  to provide, the maximum indemnification by the Company permissible under the Canadian Business Corporation Act and the maximum indemnification by the Company’s subsidiaries under the laws of each such subsidiary's applicable jurisdiction of incorporation or organization.  Such indemnification shall indemnify the Company’s and such subsidiaries' officers and directors, including Executive, for acts done in the performance of their duties as officers and directors of the Company.  The Company further covenants that, notwithstanding those protections accorded in its Articles of Incorporation and By-laws, it will indemnify, defend and hold Executive harmless for acts done in the performance of his duties as an officer and director of the Company and/or of any of its subsidiaries.

(b)           The Company covenants that it will carry Directors’ and Officers’ Liability Insurance providing such coverage in such amounts as the Board of Directors of the Company may from time to time deem advisable, provided however that such  insurance shall provide customary insurance against officer and director liability in an amount of maximum coverage that shall not be less than $1,000,000 at all times after January 1, 2005 or until such time as the Board of Directors determines that it is in the best interest of the Company to obtain such insurance.

2.     COMPENSATION AND BENEFITS

2.1           Salary. Company shall pay Executive a minimum base salary in the amount of $185,000 per annum from the date hereof. Such salary shall be pro-rated for any partial year during the Term and shall be payable in equal bi-weekly installments, less state and federal tax and other legally required or authorized withholdings.  The Base Salary shall also be subject to increase (not decrease) from time-to-time at the discretion of the Board, Compensation Committee or Chairman of the Board, which shall review the Executive’s performance at least annually.  If the Executive's Base Salary is increased by the Company or by other provisions of this Agreement, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.   As used herein, "Base Salary" at any time shall mean Executive's annual base salary then in effect, as it may have been so increased.

2.2               Incentive Compensation. During the Term, Executive shall be eligible to receive from Company additional compensation in an amount up to 100% of Base Salary, less state and federal tax and other legally required or authorized withholdings. The additional compensation contemplated by this Section 2.2 shall be payable to Executive and subject to review and adjustment from time-to-time solely at the discretion of the Board or Compensation Committee of the Board of Directors of the Company, and shall be based upon Executive’s and Company’s performance. The Board or Compensation Committee shall review Executive’s performance at least annually and may pay Executive incentive compensation based upon such factors as the Board or Compensation Committee may determine it its sole and absolute discretion.

2.3               Benefits. The Company will provide, maintain and pay for:

(a)            medical and dental insurance for the Executive and his immediate family and significant other and dependents as is provided by the Company to its employees  and its senior executives, which insurance shall provide coverage substantially equivalent to that provided under the Company's current medical and dental insurance plan.  Executive shall be entitled to an annual executive health screening at the cost of the Company;

(b)           such extended health and other benefits for the Executive and his immediate family and significant other and dependents, including disability insurance, as may be provided by Company from time to time to its employees and its senior executives, subject to the eligibility of the Executive; and all additional benefits and perquisites if and to the extent provided by the Company, including without limitation, life insurance, participation in profit-sharing and retirement plans, car allowances and company automobiles.

2.4               Restricted Stock.  Grant of Stock.

(a)            Executive Shares.  The Company hereby grants to the Executive Seven Million (7,000,000) shares of the Company's Series III Class A Stock of the Company (the "Executive Shares").  The Company represents and warrants to the Executive that the rights, preferences and privileges of the Series III Class A Stock are set forth in the series resolution attached hereto as Exhibit A and that such resolution has been duly and lawfully approved by the Company and its Board of Directors.  Note: Exhibit A will contain the following terms: (a) the Executive Shares and Incentive Shares issued will have the same voting rights as common stock of the Company on all matters that may come before the shareholders for a vote; (b) the shares will be automatically converted into an equal number of shares of then outstanding common shares immediately upon the authorization of sufficient additional shares of common shares by the shareholders; (c) the Company will use its best efforts to cause such increase in the authorized shares to occur on or before June 30, 2005; (d)  if such additional authorized shares are not approved by the shareholders on or before June 30, 2005, the Series III Class A shares will begin to accrue a cumulative cash dividend of 10% per annum; (e) in all other respects the Executive Shares and Incentive Shares shall be identical to the common shares.

(b)           Executive Shares Vesting Schedule.  The Executive Shares shall vest monthly, conditioned upon the Executive’s continued employment with the Company as of each vesting date.

Vesting Date	Shares Vesting on the Vesting Date	Total Vested Shares Immediately After the Vesting Date
October 1, 2004	291,667	291,667
November 1, 2004	291,667	583,334
December 1, 2004	291,666	875,000
January 1, 2005	291,667	1,166,667
February 1, 2005	291,667	1,458,334
March 1, 2005	291,666	1,750,000
April 1, 2005	291,667	2,041,667
May 1, 2005	291,667	2,333,334
June 1, 2005	291,666	2,625,000
July 1, 2005	291,667	2,916,667
August 1, 2005	291,667	3,208,334
September 1, 2005	291,666	3,500,000
October 1, 2005	291,667	3,791,667
November 1, 2005	291,667	4,083,334
December 1, 2005	291,666	4,375,000
January 1, 2006	291,667	4,666,667
February 1, 2006	291,667	4,958,334
March 1, 2006	291,666	5,250,000
April 1, 2006	291,667	5,541,667
May 1, 2006	291,667	5,833,334
June 1, 2006	291,666	6,125,000
July 1, 2006	291,667	6,416,667
August 1, 2006	291,667	6,708,334
September 1, 2006	291,666	7,000,000

Notwithstanding the foregoing, the interest of the Executive in the Executive Shares shall vest on an accelerated basis as follows:

(i)            Upon the Executive’s termination of employment due to death or a “Disability Termination” (as defined below), those Executive Shares that would otherwise vest during the following twelve (12) months shall immediately vest.

(ii)           Upon the Executive’s termination of employment due to involuntary termination by the Company other than for “Cause” (as defined below) or voluntary termination by the Executive for “Good Reason” (as defined below), 100% of the then unvested Executive Shares shall immediately vest; and

(iii)          upon a “Change of Control” (as defined below), 100% of the then unvested Executive Shares shall immediately vest.

(c)            Incentive Shares.  The Company hereby grants to the Executive an additional Sixteen Million (16,000,000) shares of the Company's Series III Class A Stock of the Company (the "Incentive Shares").  The Incentive Shares shall vest upon the achievement by the Company of objectives established by the Board of Directors and agreed to by the Executive, which agreement shall set forth such objectives and the portion of the Incentive Shares that shall vest upon the achievement of each objective.  Such vesting shall be further conditioned upon the Executive’s continued employment with the Company as of the date on which such objective is achieved.  Upon any termination of employment of the Executive by the Company for "Cause" or by the Executive without "Good Reason" or upon the expiration of the Term hereof, any of the unvested Incentive Shares that have not theretofore vested shall be forfeited.  Notwithstanding the foregoing, the interest of the Executive in the Incentive Shares shall vest on an accelerated basis as follows, regardless of whether or not the objectives specified for vesting have theretofore been achieved:

(i)            Upon the Executive’s termination of employment due to death or a “Disability Termination” (as defined below), 100% of the then unvested Incentive Shares shall immediately vest.

(ii)           Upon the Executive’s termination of employment due to involuntary termination by the Company other than for “Cause” (as defined below) or voluntary termination by the Executive for “Good Reason” (as defined below), 100% of the then unvested Incentive Shares shall immediately vest; and

(iii)          upon a “Change of Control” (as defined below), 100% of the then unvested Incentive Shares shall immediately vest.

(d)           Restrictions. Any Executive Shares or Incentive Shares granted hereunder may not be sold, pledged or otherwise transferred until the number of Executive Shares or Incentive Shares sought to be sold becomes vested  in accordance with Section 2.4(b) or 2.4(c) above.  The period of time between the date hereof and the date the Executive Shares or Incentive Shares become vested is referred to herein as the “Restriction Period.”

(e)            Legend. All certificates representing any Executive Shares or Incentive Shares of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of this Corporation.”

(f)   Executive Stockholder Rights.   During the Restriction Period, the Executive shall have all the rights of a stockholder with respect to the Executive Shares and the Incentive Shares except for the right to transfer the Executive Shares or Incentive Shares, as set forth in Section 2.4(d).  Accordingly, the Executive shall have the right to vote the Executive Shares and the Incentive Shares and to receive any cash or stock dividends paid to or made with respect to the Executive Shares.

(g)           Taxes.  The Executive shall be liable for any and all taxes, including withholding taxes, arising out of the grant of the Executive Shares or the Incentive Shares or the vesting of Executive Shares or the Incentive Shares hereunder. The Executive may elect to satisfy such withholding tax obligation by having the Company retain Executive Shares or Incentive Shares having a fair market value equal to the Company’s minimum withholding obligation.

(h)           Registration of Stock.  To ensure that any common stock issued to the Executive by the Company pursuant to this Section 2.4 is registered in accordance with the Securities Act of 1933 (the “Securities Act”), the Company will, immediately after the conversion of the Executive Shares and the Incentive Shares into common stock, register such shares of Common Stock with the United States Securities and Exchange Commission (the “SEC”). Upon the issuance to Executive of the common stock, the Company will file a registration statement on Form S-3 or other appropriate form with the SEC to effect registration of resale by Executive of the common stock issued to Executive. The Company will use its reasonable best efforts to have the registration of the Executive’s common stock declared “Effective” as soon as possible thereafter.

(i)            Miscellaneous.  The Company shall not be required (i) to transfer on its books any Executive Shares or the Incentive Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

3.     VACATION

3.1               Entitlement to Vacation. The Executive will be entitled to five (5) weeks of vacation per year, granted to the Executive on January 1.  The Executive will use his best efforts to ensure that use of vacation is arranged with the Company in advance such that it does not unduly affect the operations of the Company.  Accrued but unused vacation hours will be governed by the Company’s Officer Benefits Policy.

4.     REIMBURSEMENT OF EXPENSES

4.1               Reimbursement of Expenses. The Executive will be reimbursed for all reasonable out-of-pocket expenses incurred by the Executive in or about the execution of the Duties contained herein, including without limitation, all reasonable travel and promotional expenses payable or incurred by the Executive in connection with the Duties under thus Agreement. All payments and reimbursements will be made within ten (10) days of submission by the Executive of vouchers, bills or receipts for such expenses.

5.     CONFIDENTIAL INFORMATION

5.1               Confidential Information. The Executive shall execute and deliver to the Company concurrently herewith the form of Non-Disclosure Agreement that the Company requires its employees generally to sign.

6.     TERM

6.1           Term. The Term of Executive’s employment by Company under this Agreement shall commence on and as of September 1, 2004 for a two-year term ending August 31, 2006, and continue thereafter for successive one-year terms (the initial two-year term and each one-year term thereafter, collectively the “Term”), unless either the Company or Executive gives notice to the other at least six (6) months in advance of the expiration of the current Term that it wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of such Term, unless earlier terminated as hereinafter provided.

7.     TERMINATION

7.1           Death. The Executive’s employment shall terminate automatically upon the Executive’s death (“Death”).

7.2           Disability. The Company may terminate the Executive’s employment, after having established the Executive’s “Disability” (as defined below), by giving to the Executive notice of its intention to terminate Executive’s employment with the Company.  This Agreement will terminate on the 90th day subsequent to the date upon which the notice is delivered to the Executive (the “Disability Effective Date”).  If within such 90-day period the Executive fails to return to full-time performance of his duties, this Agreement will terminate. For purposes of this Agreement, “Disability” means a disability that, after the expiation of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or the insurers providing disability insurance to the Company.   Notwithstanding the foregoing, in no event will the Disability Effective Date be deemed to have occurred hereunder unless it shall have been determined under the disability insurance plan of the Company  that Executive is totally and permanently disabled.

7.3           Cause. The Company may terminate the Executive’s employment for Cause . For purposes of this Agreement, “Cause” means: (i) any act of fraud, theft or personal dishonesty by the Executive in connection with the Executive’s responsibilities hereunder and intended to result in substantial personal enrichment of the Executive, (ii) conviction of or plea of nolo contendere to a felony (or a misdemeanor involving moral turpitude) in connection with Executive’s responsibilities hereunder, and (iii) a material violation by the Executive of any of the Executive’s fiduciary obligations hereunder, provided that the Company gives Executive written notice of such violation and such violation remains uncured for thirty (30) days after such notice is received by Executive.

7.4           Resignation. At any time after the effective date of the Agreement, the Executive may terminate his employment by electing resignation (“Voluntary Resignation”).

7.5               Change of Control. In the event of a Change of Control, this Agreement shall at the sole discretion of the Executive be terminated. For proposes of this Agreement, “Change of Control” shall be deemed to have occurred if  a third person, including a “group” as defined in Article 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors, whether as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination (a “Transaction”) or otherwise.

7.6               Good Reason. The term “Good Reason” shall mean (i) a material breach by the Company of its obligations to the Executive under this Agreement; (ii) a material reduction by the Company in the compensation or bonus opportunity of the Executive as in effect immediately prior to such reduction; (iii) a reduction in the scope of authority of Executive, (iv) the removal of Executive from any significant decision-making process in which Executive had been involved during the previous six (6) month period, (v) the direction of other employees, consultants or other agents of the Company to disregard directives or ignore requests of the Executive regarding matters for which such other employees, consultants or other agents of the Company typically would have responded to Executive’s directives or requests during the previous six (6) month period, or (vi) requiring Executive to relocate a location greater than thirty (30) miles from the principal business location of the Company or that is not in the City of San Francisco or the County of San Mateo or Santa Clara.; provided, however, no such termination for Good Reason shall be effective unless (i) Executive shall have given the Company  30 days prior notice of and opportunity to cure any action by Company that Executive believes justifies Executive’s termination under this Section 7.6; and (ii) Company shall not have cured such non-compliant action during such notice period.

7.7               Notice of Termination. Any termination by the Company shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with specific termination provision in this Agreement relied upon.

7.8               Date of Termination. Notwithstanding any contrary provision contained in this Agreement, (i) if the Executive is terminating this Agreement in order to elect Voluntary Resignation, the Date of Termination shall not be the date of receipt of such Notice of Termination but shall be a date specified therein, which date shall be neither less than 60 days nor greater than 90 days after giving such Notice of Termination; (ii) if the Executive’s employment is terminating due to Disability the Date of Termination shall be the Disability Effective Date; (iii) if the Executive’s employment terminates due to the Executive’s death, the Date of Termination shall be the date of death; and (iv) if the Executive’s employment is terminated Without Cause, the Date of Termination shall not be the date of receipt of such Notice of Termination but shall be a date specified therein, which date shall be not less than 30 days after giving such Notice of Termination.

8..    RIGHTS AND OBLIGATIONS UPON TERMINATION

8.1               Rights and Obligations. Upon termination of this Agreement, the Executive will deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, which may then be in its or the Executive’s possession or under his control and Company will immediately pay all severance benefits, if applicable.  In addition, upon  the termination of Executive's employment, the provisions set forth in Section 2.4(b) with respect to the Executive Shares and Section 2.4(c) with respect to the Incentive Shares shall apply in addition to the provisions set forth in this Article 8.

8.2               Death. If the Executive’s employment is terminated by reason of the Executive’s death, except as described in the next sentence, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the date of Executive’s death.  Anything in this Agreement to the contrary notwithstanding, the Executive’s significant other and dependents shall be entitled to continue to receive the benefits under Section 2.3 through the remaining Term of this Agreement as if Executive had not died and the obligations set forth in Section 2.4.

8.3               Cause. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary and any other accrued obligations through the Date of Termination. Thereafter, Company shall have no further obligations to the Executive under this Agreement, except for the stockholder and conversion  rights pursuant to Section 2.4.

8.4               Voluntary Resignation. Except as set forth in paragraph 5 above, if Executive voluntarily resigns for other than Good Reason, neither the Company nor Executive shall have any further obligations to each other. If the Executive elects Voluntary Resignation., the Company shall pay the Executive his Base Salary and any other accrued obligations through the Date of Termination.

8.5               Without Cause And Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive terminates his employment with Good Reason, Company shall provide Executive with the following termination benefits: (i) 30 days prior written notice of Company’s intention to terminate this Agreement without Cause; (ii) a lump sum payment equal to two (2)  years of both Executive’s Base Salary  and the maximum Incentive Compensation then payable to Executive under the Company's Incentive Compensation plan then applicable to Executive; (iii) a lump sum payment equal to any portion of any Incentive Compensation accrued for Executive on Company’s books through the Date of Termination with respect to any prior year; and (iv) continued coverage under Company’s standard and executive benefit plans as prescribed in Section 2.3 for two (2) years in accordance with the terms of the applicable plans; provided, if the terms of the applicable plan do not permit continued coverage, then Company shall pay to Executive the value of the applicable benefits in lump sum upon termination of employment.

8.6               Change of Control.  If the Executive’s employment shall be terminated within six (6) months prior to a Change of Control of the Company or within twelve (12) months after  a Change in Control of the Company, whether by Executive or by the Company or any successor in interest, then this Agreement shall be deemed to have been terminated without Cause and the Executive shall be provided with the termination benefits provided in Paragraph 8.5 above. In the event that such termination occurs in the six (6) month period prior to a Change of Control, Executive shall be entitled to receive on the date of termination the compensation and benefits set forth herein as if such Change of Control had not occurred and subsequently, upon the consummation of the Change of Control, the Company shall pay any additional amount owing as a result of such Change of Control under this Section 8.6.

8.7               Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

8.8               Attorneys' Fees.  The Company shall reimburse Executive for the fees and disbursements of his counsel and his tax advisors in connection with the preparation and negotiation of this Agreement.

9.     NOTICES AND REQUESTS

9.1               Notices and Requests. All notices and requests in connection with this Agreement will be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

(a)            if to the Company:

Healthtrac, Inc.

1300 Island Drive, Suite 105

Redwood City, CA 94065

(b)           If to the Executive at the address specified in the personnel files of the Company or to such other address as the party to receive notice or request so designates by written notice to the other.

10.   INDEPENDENT PARTIES

10.1            Independent Parties. This Agreement is intended solely as an employment services agreement and no partnership, agency, joint venture, distributorship or other form of agreement is intended.

11.   AGREEMENT VOLUNTARY AND EQUITABLE

11.1         Agreement Voluntary. Each of the parties acknowledges and declares that such party has obtained all such professional advice (including legal advice) as such party deems appropriate before executing this Agreement and that such party is relying wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental thereto save as set out herein.

11.2            Agreement Equitable. The parties further acknowledge and declare that they each have carefully considered and understand the provisions contained herein, including, but without limiting the generality of the foregoing, the Executive’s rights upon termination and agree that the said provisions are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

12.   BINDING EFFECT AND ASSIGNMENT

12.1            Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company assign their rights and obligations under this Agreement to any of its Affiliates only with the express written consent of the Executive. The obligations and duties of Executive under this Agreement are personal and not assignable, except that the rights of Executive specified under Sections 2 and 7 shall pass upon the Executive’s death to Executive’s executor or administrator.

12.2            Inurement. The rights, benefits and privileges contained herein, including without limitation the benefits of Sections 2 and 7 hereof, will inure to the benefit of and be binding upon the respective parties hereto, their heirs, executors, administrators and successors and permitted assigns.

13.   ENTIRE AGREEMENT

13.1         Entire Agreement. This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.

13.2            Previous Agreements Cancelled. Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the services of the Executive for the Company are hereby terminated and cancelled and each of the parties hereby releases and further discharges the other of and from all tanner of actions, causes of action, claims and demands whatsoever under or in respect of any such Agreement.

14.   WAIVER

14.1         Waiver. No consent or waiver, express or implied, by either panty to or of any breach or default by the other party in the performance by the other of its obligations herein will be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party. Failure on the part of any panty to complain of any act or failure to act, or to declare either panty in default irrespective of how long such failure continues, will not constitute a waiver by such panty of its rights herein or of the right to then or subsequently declare a default.

15.   SEVERABILITY

15.1            Severability. If any provision contained herein is determined to be void or enforceable in whole or in pail, it is to that extent deemed omitted. The remaining provisions will not be affected in any way.

16.   AMENDMENT

16.1            Amendment. This Agreement will not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

17.   HEADINGS

17.1            Headings. The headings of the sections and subsections herein are for convenience only and will not control or affect the meaning or construction of any provisions of this Agreement.

18.   GOVERNING LAW AND ARBITRATION

18.1            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any controversy or claim by either party hereunder, the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim shall be entitled to reimbursement from the losing party for reasonable attorney’s fees and costs and for all other reasonable expenses of such adjudication.

18.2            Arbitration. Any dispute arising out of this Agreement shall be determined by arbitration in San Mateo County, California, under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement. The expenses of the arbitration proceedings concluded pursuant to this paragraph will be borne by the parties in such proportions as the arbitrators decide.

19.   DRAFTING AMBIGUITIES.

19.1            Each party to this Agreement and its legal counsel have reviewed and revised this Agreement.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Agreement or of any amendments or exhibits to this Agreement.

20.   EXECUTION

20.1            Execution in Several Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

HEALTHTRAC, INC., on behalf of the Board of Directors

By:  /s/Robert Baker                                                                                            Date:  10/26/04

      Robert Baker, Director

By:  /s/ Pierre Prefontaine                                                                                    Date:  10/26/04

      Pierre Prefontaine, Director

EDWARD SHARPLESS

/s/ Edward Sharpless                                                                                          Date:  10/26/04

Executive